Exhibit 99.2

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

ROBERT R. MANDOS, JR. ELECTED EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Berwyn, Pa., May 1, 2012 — AMETEK Inc. (NYSE: AME) today announced that the Board of Directors has elected Mr. Robert R. Mandos, Jr., as Executive Vice President and Chief Financial Officer, effective July 1, 2012. Mr. Mandos currently serves as Senior Vice President and Comptroller of AMETEK. He replaces John J. Molinelli who has announced his retirement after 43 years with AMETEK, including 18 years as Chief Financial Officer.

Frank Hermance, AMETEK Chairman and Chief Executive Officer, said, “I am pleased to announce Bob’s promotion to Executive Vice President and Chief Financial Officer. Bob has done an outstanding job for AMETEK over an extended period of time. His recent accomplishments include on-going oversight of an increasingly complex external financial reporting environment, the successful expansion of our corporate shared services operation, and leadership of the financial due diligence process for our acquisition strategy. Bob is uniquely qualified to take on the Chief Financial Officer role for AMETEK.”

Mr. Mandos, a 31 year AMETEK veteran, has served as Corporate Comptroller since 1996. He was named a Corporate Vice President in 1998 and as Senior Vice President in 2004. Mr. Mandos joined AMETEK in 1981, and held financial roles in a number of operating units and in the Corporate Finance group prior to his appointment as Corporate Comptroller in 1996.

Mr. Mandos has a BBA in Accounting from Temple University and an MBA in Finance from St. Joseph’s University.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual

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ROBERT R. MANDOS, JR. ELECTED EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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